EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 033-99982, 333-48425 and 333-93099 on Form S-8 of ProQuest Company (formerly known as Bell & Howell Company) and in Registration Statement No. 333-59450 on Form S-3 of ProQuest Company of our report dated June 23, 2004, relating to the balance sheets of Voyager Expanded Learning, Inc. as of March 31, 2004, and 2003, and the related statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended March 31, 2004, appearing in this Current Report on Form 8-K/A.

/S/    DELOITTE & TOUCHE LLP

Dallas, Texas

April 15, 2005